UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 1) *

Viggle Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92672V 10 5

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92672V 10 5	13 G	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by Trinity TVL VIII, LLC (“Trinity TVL VIII”), TVL Management Corporation (“TVL Management”), Trinity Ventures VIII, L.P. (“Trinity VIII”), Trinity VIII Entrepreneurs’ Fund, L.P. (“TEF VIII”), Trinity VIII Side-By-Side Fund, L.P. (“Trinity SBS VIII”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”) and Augustus O. Tai (“Tai,” and collectively with Trinity TVL VIII, TVL Management, Trinity VIII, TEF VIII, Trinity SBS VIII, Orr, Fenton and Wang referred to herein as, the “Reporting Persons”). Trinity TVL VIII serves as the sole General Partner of Trinity VIII, TEF VIII and Trinity SBS VIII. Messrs. Orr, Fenton, Wang and Tai serve as Officers of TVL Management and Messrs. Orr, Fenton, Wang and Tai and TVL Management are Managing Members of Trinity TVL VIII. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 33,842 shares (2)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 33,842 shares (2)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,842 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Represents shares held directly by Trinity VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS Trinity VIII Entrepreneurs’ Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 623 shares (2)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 623 shares (2)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 623 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Represents shares held directly by TEF VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS Trinity VIII Side-By-Side Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,990 shares (2)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 1,990 shares (2)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,990 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Represents shares held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS TVL Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSONS Lawrence K. Orr
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSONS Noel J. Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSONS Fred Wang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

CUSIP NO. 92672V 10 5	13 G	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSONS Augustus O. Tai
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 36,455 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 36,455 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,455 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Amendment No. 1 to the statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 36,455 shares of Common Stock beneficially owned by the Reporting Person represent 33,842 shares of Common Stock held directly by Trinity VIII, 623 shares of Common Stock held directly by TEF VIII and 1,990 shares of Common Stock held directly by Trinity SBS VIII.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Common Stock (“Common Stock”), of Viggle Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer: Viggle Inc.

(b)	Address of Issuer’s Principal Executive Offices: 902 Broadway, 11th Floor, New York, New York 10010

Item 2

(a)	Name of Reporting Persons Filing:

1.	Trinity TVL VIII, LLC (“Trinity TVL VIII”)

2.	Trinity Ventures VIII, L.P. (“Trinity VIII”)

3.	Trinity VIII Entrepreneurs’ Fund, L.P. (“TEF VIII”)

4.	Trinity VIII Side-By-Side Fund, L.P. (“Trinity SBS VIII”)

5.	TVL Management Corporation (“TVL Management”)

6.	Lawrence K. Orr (“Orr”)

7.	Noel J. Fenton (“Fenton”)

8.	Fred Wang (“Wang)

9.	Augustus O. Tai (“Tai”)

(b) Address of Principal Business Office:	c/o Trinity Ventures
2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c) Citizenship:

Trinity TVL VIII	California
Trinity VIII	California
TEF VIII	California
Trinity SBS VIII	California
TVL Management	California
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America

(d) Title of Class of Securities:	Common Stock

(e) CUSIP Number:	92672V 10 5

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the beneficial ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (2)	Shared Voting Power	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
Trinity VIII	33,842	33,842	0	33,842	0	33,842	0.2%
TEF VIII	623	623	0	623	0	623	0.0%
Trinity SBS VIII	1,990	1,990	0	1,990	0	1,990	0.0%
Trinity TVL VIII (4)	0	0	36,455	0	36,455	36,455	0.2%
TVL Management (4)	0	0	36,455	0	36,455	36,455	0.2%
Orr (4)	0	0	36,455	0	36,455	36,455	0.2%
Fenton (4)	0	0	36,455	0	36,455	36,455	0.2%
Wang (4)	0	0	36,455	0	36,455	36,455	0.2%
Tai (4)	0	0	36,455	0	36,455	36,455	0.2%

(1)	Represents shares of Common Stock of the Issuer held directly by the Reporting Person.
(2)	Each of the Reporting Persons that directly hold shares of the Common Stock of the Issuer have delivered an irrevocable proxy in favor of the shares reported herein and, accordingly, do not have voting power with respect to such shares.
(3)	The percentage is based on 16,107,807 shares of Common Stock (as of November 7, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 12, 2014.
(4)	The shares are held directly by Trinity VIII, TEF VIII and Trinity SBS VIII. Trinity TVL VIII serves as the sole General Partner of Trinity VIII, TEF VIII and Trinity SBS VIII. Accordingly, Trinity TVL VIII has the sole power to direct the disposition of such shares. Messrs. Orr, Fenton, Wang and Tai serve as Officers of TVL Management and Messrs. Orr, Fenton, Wang and Tai and TVL Management are Managing Members of Trinity TVL VIII and may be deemed to share the power to direct the disposition of such shares.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.  ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 10, 2015

TRINITY VENTURES VIII, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY VIII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY VIII ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

Exhibit:

A: Joint Filing Statement

Exhibit A

CUSIP No. 92672V 10 5	13G

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached statement on Schedule 13G relating to the Common Stock of Viggle Inc. is filed on behalf of each of us.

Dated: February 10, 2015

TRINITY VENTURES VIII, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY VIII SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY VIII ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY TVL VIII, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai